Exhibit 10.4

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

December 27, 2007

Mr. Thomas Costabile
158 Brownstone Court
Old Tappan, NJ 07675

Dear Tom:

Reference is hereby made to that certain Letter Agreement dated May 9, 2005 between you, Glenayre Electronics, Inc. and Entertainment Distribution Company, LLC (the “Employment Letter”) pursuant to which you were employed as an executive officer of Entertainment Distribution Company, LLC (the “Company”).  This letter shall serve as a supplement to the Employment Letter for purposes of confirming the agreements set forth herein.

1.
Duties.  Pursuant to the Employment Letter, you were engaged as Executive Vice President and Chief Operating Officer of the Company.  Effective November 5, 2007, you were appointed to the additional position of President of the Company and will continue in your current position as Chief Operating Officer.

2.
Stay Bonus.  In addition to the compensation set forth in the Employment Letter, you will be entitled to a “stay bonus” in an amount equal to $100,000, payable in a lump sum, if you remain employed by the Company through November 1, 2008 or, in the event a Change in Control (as defined below) occurs prior to November 1, 2008, you remain employed by the Company or any successor to the Company following such Change in Control, through the 90 day anniversary of any such Change in Control.  If earned, the Company will pay you the stay bonus within two days after November 1, 2008.

“Change in Control” means any of the following: (a) the acquisition, directly or indirectly after the date of this letter agreement, in one or a series of transactions, of 25% or more of the common stock of Entertainment Distribution Company, Inc. (“EDCI”) by any “person” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; (b) the consummation of a merger, consolidation, share exchange or similar transaction of EDCI or the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of EDCI or the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporationor entity; (c) the consummation of an agreement providing for the sale or transfer (other than a security for obligations of EDCI or the Company) of substantially all the operating assets of EDCI or substantially all of the assets of the Company; (d) individuals who, as of the date hereof, constitute the Board of Directors of EDCI (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of EDCI; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by EDCI’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of EDCI or pursuant to a negotiated settlement with any such Person to avoid the threat of any such contest or solicitation.

3.	Continuation of Employment Letter. Except as modified by this supplemental letter, the Employment Letter shall continue in full force and effect in accordance with its terms.

If the foregoing is acceptable to you, please sign where provided below.

ENTERTAINMENT DISTRIBUTION COMPANY LLC

By:	/s/ Jordan Copland
	Title:	Interim CEO

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

By:	/s/ Clarke Bailey
	Title:	Chairman

AGREED:

/s/ Thomas Costabile
THOMAS COSTABILE